Exhibit 99.1

Balchem Corporation Completes Acquisition of SensoryEffects®

New Hampton, New York. May 7, 2014.  Balchem Corporation (NASDAQ:BCPC) today announced that it completed the acquisition of Performance Chemicals & Ingredients Company (d/b/a SensoryEffects), a supplier of customized food and beverage ingredient systems, headquartered in St. Louis, Missouri. This acquisition was previously announced on March 31, 2014. Balchem acquired all of the outstanding capital stock of SensoryEffects for $567,000,000, before working capital and other adjustments.

Dino A. Rossi, Chairman, President and CEO of Balchem stated, “We are pleased and excited to complete this acquisition. With similar cultures and a common vision, we look forward to working with an experienced partner like SensoryEffects, wherein we can accelerate the growth of our combined food and nutrition platforms with new and novel product offerings.”

SensoryEffects will remain headquartered in St. Louis and continue to be led by Charles Nicolais and its existing senior management team.

The acquisition was financed, in part, with borrowings in the aggregate principal amount of $400,000,000 under a $450,000,000 syndicated credit facility with Bank of America, N.A. on its own behalf and as agent for certain other lenders.

About Balchem
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Balchem or SensoryEffects and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including:  ’Balchem's ability to integrate SensoryEffects into Balchem’s business in a timely and efficient manner or at all; and risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date, except as required by law.

Balchem Contact:	Frank Fitzpatrick, Chief Financial Officer
Telephone: 845-326-5600
E-mail: bcpc-ir@balchem.com